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                                                                    Exhibit 99.3

[Microtest Letterhead]                               [Fluke Networks Letterhead]

We're excited about the prospect of merging the best of both of our great companies. In the coming months, we'll get to know each other's businesses and products better, and we'll get to know each other better as well. In the meantime, this Q&A format will serve as an introduction to Fluke Networks and to some of the changes you can expect as you transition to become important members of the Fluke Networks team.

1. Do I still have a job based on this announcement? Microtest does not anticipate any additional reductions prior to the sale being finalized. The success of this merger will greatly depend upon the talent currently in place. Of course, as we move forward Fluke Networks will evaluate those areas where redundancies may occur and make decisions as appropriate. Both companies' goal is to minimize disruption, to the degree possible, in your jobs.


2. What will happen to our office - will we stay here, or will we have to move? There are no plans to re-locate you anywhere. As we have mentioned, Fluke Networks values the talent and quality of the employees and there is no intention to disrupt that asset.


3. What about policies and rules of work. Will they change? At this point in time, we do not anticipate any changes. Fluke Networks will need time to evaluate Microtest's existing policies and practices. We expect this process to take several months.


4. Will we be changing our benefits programs and pay schedules? Until the sale is finalized, your benefits and pay schedules will stay the same. Changes may occur after the transaction is closed. Fluke Networks' open enrollment normally occurs in November of each year.


5. What kind of benefits does Fluke Networks offer their employees, and will that change for the next open enrollment period? Fluke Networks offers a very comprehensive benefits program with life, AD&D, long term disability, health, dental, vision, a number of other optional benefits and insurance options and a 401k plan with Fidelity. Adjustment to benefits may be made during the next open enrollment period.


6. What about my pay? Will my classification or pay rate change? After the transaction is closed, Fluke Networks will evaluate what you do and will compare programs to understand differences between Microtest classifications and FNET's prior to blending compensation and classification plans.
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7.  Microtest was a standalone public company, and now it is being held by a larger corporation. I used to participate in an employee stock purchase program, and I had stock options granted to me. Now what? When the transaction is closed, your stock will be cashed-out. You should receive payment for the stock you held when Fluke Networks purchased the company based upon the agreed-upon price per share on the purchase date. Fluke Networks does have an FNET specific stock option program, but it is much different because Fluke Networks is an operating subsidiary of Danaher Corporation (NYSE: DHR). Stock options are used as an incentive vehicle for employees.


8. What happens to my vacation and sick leave? Your service time with Microtest will transfer to FNET. Vacation and sick leave that you have accrued will stay intact. You will remain on your existing vacation and sick leave plan until January of 2002. In the meantime, Fluke Networks will review your current plans, and anticipate transferring you onto their plans as of 1/02. Over the next several months, you will be learning much more about Fluke Networks' benefits plans.


9. What's it like to work for Fluke Networks? In a recent employee survey, over 90% of FNET's employees agreed that they'd recommend FNET as a good place to work. In the same survey, 90% of employees agreed that FNET's management is interested in the well being of its employees. The culture here is informal and fun, but highly committed to quality and winning in our markets.


10. How will competing products on the market today be handled? Due diligence confirmed that the offerings of the two companies are complementary. While we both have products that certify copper and fiber structured cabling, our organizations have typically marketed to different customers: Microtest has a heavy contractor base and FNET has successfully marketed to the end user. Microtest's recent launch into the residential market and FNET's recent launch into the outside plant are perfect examples of how the two companies have grown in different, complementary directions.


11. Will we attempt to make existing products integrate in any way? There may be a number of areas where we can jointly form a strong presence in the market by making products compatible. One area we immediately recognize is the records-management software area.


12. I'm a Microtest direct sales person and I know that Fluke Networks has direct people in the U.S. Do I still have a job? We are looking for good people to carry the message of the power and value the new merged Microtest plus Fluke Networks
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    organizations brings to the market. In this case, 1+1 will be greater than
    2! After the transaction has closed, Fluke Networks will undertake a careful but rapid evaluation of all sales personnel in both organizations to
                                                   ----
    determine where the best fits are. Your help will be needed to do this. Through this evaluation, we are confident new organizational opportunities will surface and the goal is to fit people into the jobs that best fit their skills and desires.


13. Where are Fluke Networks' employees located? In North America, Fluke Networks is located in Everett, WA. (worldwide headquarters), Colorado Springs, CO., Boston, MA., Austin and Dallas, TX, and in field offices throughout the US and Canada. FNET has international employees located throughout Europe, and Asia and Latin America. Worldwide, Fluke Networks has over 400 employees.


14. How will we communicate with other FNET employees? Both companies will jointly appoint a transition team that will be comprised of selected employees from your facility, and some key employees from Fluke Networks' Corporate and Business Unit groups. Communications will occur as a result of the work that is done cooperatively. You may also receive communications from some of the following:

    From Microtest:
    Vince Hren, President and CEO
    Bill Crowell, VP and CFO
    David Coffin, VP and GM, NTM Division
    Julie Jones, HR Director

    From Fluke Networks:
    Chris Odell, President
    Mark Kuhn, CFO
    Bill Dunn, VP of Marketing and E-Business
    Bill Moore, Director Worldwide Sales
    Will Ott, Infrastructure SuperVision Business Unit Manager
    Pat Donahoo, Infrastructure SuperVision Engineering Manager
    Carol Kowalski, HR Director
    Deb Buerkle, HR/Comp & Benefits Manager


15. When might we get the chance to meet the people? As we work through the details of integration, people will be identified and travel plans arranged for visits to each site. A few of you know some of the key contributors already from standards committees, domestic and international.


16. Who is Danaher Corporation, and why are we hearing about this company? Danaher Corporation (NYSE: DHR) is Fluke Networks' parent company. Danaher
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    owns 50+ companies worldwide and employs more than 24,000 employees. Fluke
    Networks' President, Chris Odell, reports to the Danaher CEO, Larry Culp. For more information about Danaher, please go to www.danaher.com.
                                                     ---------------


17. I hear Fluke Networks use the term "Network SuperVision" a lot, and see it in your ads. What is that supposed to mean? Network SuperVision is the expression of Fluke Networks' brand promise to our customers. When Fluke Networks says Network SuperVision, it's promising customers three things that are unique about FNET solutions:

    . Give our customers more ways to look at their networks (e.g. either via hardware or software solutions; from LAN to WAN; from physical layer to application layer; via distributed or portable solutions).

    . Show the customer a view into his network that he won't get anywhere else
      (examples include the Network Front Page of OptiView Integrated Network Analyzer, the "Explorer View" of Network Inspector software, and the switch identification of OneTouch Network Assistant).

    . Solutions uniquely designed to fit the experience level and work model of the user (FNET has pioneered new markets by identifying solutions for the network technician, the help desk technician, as well as engineering category-defining solutions for the network engineer, outside plant technician, and installer).


18. I know I am going to have more questions. Who do I call to get my questions answered? Please don't hesitate to contact any member of the Microtest Executive Team or your manager. You can expect weekly email updates on the progress of the transaction from Vince Hren.

To find out more about Fluke Networks please check the web-site at www.flukenetworks.com
---------------------

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. Danaher has not yet commenced the tender offer described herein. The tender offer will be made only through an offer to purchase and related letter of transmittal. All stockholders should read the tender offer statement concerning the tender offer that will be filed by Danaher, and the solicitation/ recommendation statement that will be filed by Microtest, with the Securities and Exchange Commission ("SEC") and mailed to stockholders. These statements will contain important information that stockholders should consider before making any decision regarding tendering their shares. Stockholders will be able to obtain these statements in due course, as well as other filings containing information about Danaher and Microtest, without charge, at the SEC's internet site (www.sec.gov). Copies of the tender offer statement and related materials may also be obtained for free by directing such requests to Danaher's Corporate Secretary. The solicitation/recommendation statement and related materials may also be obtained for free by directing such requests to Microtest's Investor Relations department.

Statements in this document that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the companies' respective SEC filings.